Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS 2023 SILVER PRODUCTION NEAR TOP END OF GUIDANCE

Vancouver, BC — January 9, 2024 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced production results for the quarter and year ended December 31, 2023 at its 70%-owned Cerro Los Gatos (“CLG”) mine in Mexico. Silver production and silver equivalent production were both near the top end of the 2023 guidance range, even after taking into account an upward guidance revision in November 2023.

Dale Andres, CEO of Gatos Silver, commented: “The CLG mine performed very well during the fourth quarter and full year 2023. The operation achieved another record for mill throughput, with a quarterly average higher than 3,000 tonnes per day during the fourth quarter. This was the fourth consecutive quarterly increase in mill throughput rate, partially offsetting the expected lower grades of ore mined in 2023 compared with 2022. We are very encouraged by recent mill throughput tests, which indicate that 3,500 tonnes per day is possible without significant capital investment. We are also continuing to evaluate mill expansion options up to 4,000 tonnes per day in conjunction with further mine life extension opportunities.”

2023 CLG Production Results Compared with Guidance (100% basis)

Contained Metal	Original 2023 Guidance	Updated 2023 Guidance	2023 Actual
Silver ounces (millions)	7.4 – 8.2	8.8 - 9.3	9.21
Zinc pounds - in zinc conc. (millions)	57 - 63	57 - 63	57.3
Lead pounds - in lead conc. (millions)	36 - 40	36 - 40	38.9
Gold ounces - in lead conc. (thousands)	5.4 – 6.2	5.4 - 6.2	5.26
Silver Equivalent ounces (millions)[1]	12.4 – 13.8	13.8 - 14.6	14.33

1 Silver equivalent production is calculated using prices of US$22/oz silver, US$1.20/lb zinc, US$0.90/lb lead and US$1,700/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price).

Due to the continued strong performance of CLG during 2023 and changes to mine plan sequencing, Gatos Silver increased production guidance for silver and silver equivalent on November 6, 2023 from the original levels provided on February 23, 2023. Production guidance for zinc, lead and gold did not change after February 23, 2023. Gatos Silver expects to provide annual production and cost guidance for 2024 toward the end of February.

As shown in the table above, 2023 silver production of 9.21 million ounces and silver equivalent production of 14.33 million ounces were both close to the high end of upwardly revised guidance. For metals with no guidance change during 2023, lead production of 38.9 million pounds was close to the high end of guidance, zinc production of 57.3 million pounds was slightly higher than the low end of guidance, and gold production was slightly below guidance.

Production Results (100% basis)

CLG comparative production highlights are summarized below:

	Three Months Ended December 31,		Year Ended December 31,
CLG Production	2023	2022	2023	2022
Tonnes milled (dmt)	277,318	261,929	1,071,400	971,595
Tonnes milled per day (dmt)	3,014	2,847	2,935	2,662
Feed Grades
Silver (g/t)	318	387	299	368
Zinc (%)	3.86	3.74	3.90	4.37
Lead (%)	1.86	1.95	1.85	2.31
Gold (g/t)	0.30	0.30	0.29	0.33
Contained Metal
Silver ounces (millions)	2.56	2.92	9.21	10.32
Zinc pounds - in zinc conc. (millions)	14.6	13.5	57.3	60.7
Lead pounds - in lead conc. (millions)	10.2	9.7	38.9	43.9
Gold ounces - in lead conc. (thousands)	1.39	1.36	5.26	5.35
Silver Equivalent ounces (millions)[1]	3.88	4.16	14.33	15.84
Recoveries
Silver - in both lead and zinc concentrates	90.3%	89.6%	89.4%	89.8%
Zinc - in zinc concentrate	61.8%	62.7%	62.1%	64.8%
Lead - in lead concentrate	89.8%	86.3%	88.7%	88.7%
Gold - in lead concentrate	51.6%	53.9%	52.4%	52.0%

1 Silver equivalent production is calculated using prices of US$22/oz silver, US$1.20/lb zinc, US$0.90/lb lead and US$1,700/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price).

Mill throughput averaged 3,014 tonnes per day during the fourth quarter of 2023, an increase of 6% compared to the fourth quarter of 2022, and averaged 2,935 tonnes per day during 2023, an increase of 10% compared to 2022.

As expected, overall metal production in 2023 was lower than 2022 because lower ore grades more than offset improved mill throughput. Silver production in 2023 declined by 11% from a record 10.32 million ounces in 2022. Zinc production declined by 6%, lead production by 12%, and gold production by 2%.

Silver production in the fourth quarter of 2023 was 2.56 million ounces, 12% below the record 2.92 million ounces in the fourth quarter of 2022. However, zinc, lead and gold production increased by 8%, 5%, and 2%, respectively, compared with the fourth quarter of 2022.

Increased fourth quarter and 2023 mill throughput rates were supported by continued debottlenecking and optimization efforts focused on achieving higher mining rates through increased productivity and improved mine plan flexibility.

During December various mill throughput capacity tests were successfully completed to better understand current plant capabilities and future bottlenecks. The mill operated for 27.3 days during December and achieved an average of 3,573 tonnes per operational day with the highest being 4,096 tonnes with good metallurgical performance. During the test period, minor electrical modifications were made to the mill motors and mill programming. After taking into account maintenance downtime and the additional downtime for electrical upgrades during the month, the mill averaged 3,145 tonnes per day during the month.

The test work has identified further plant optimization work necessary for the plant to achieve 3,500 tonnes per day consistently, and those modifications are expected to be made during H1 2024 at a cost of less than US$0.5 million. The mine continues to be the constraint on improving mill throughput beyond 3,000 tonnes per day on a sustainable basis. During 2024, the operation will be focused on further debottlenecking efforts in the mine and life extension to take advantage of both current and future mill capabilities.

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About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding mine debottlenecking, expected and potential mill throughput rates and associated production and capital costs, and further life extension opportunities are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984

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